Exhibit 5.1

August 2, 2011

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

Re:	Great Lakes Dredge & Dock Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Company”) and each of the entities listed on Exhibit A hereto (the “Guarantors” and each a “Guarantor”), in connection with the registration statement on Form S-4 No. 333-175699 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), pertaining to the registration by the Company of $250,000,000 in aggregate principal amount of the Company’s 7.375% Senior Notes due 2019 (the “Exchange Notes”), to be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes are to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Company’s outstanding 7.375% Senior Notes due 2019 (the “Outstanding Notes”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus (as hereinafter defined) other than as to enforceability, as specified herein, of the Exchange Notes and the Guarantees.

In rendering the opinions set forth herein, we have reviewed the originals or copies, identified to our satisfaction, of the following transaction documents, in each case in the form executed and delivered by the parties thereto (the “Transaction Documents”):

(a)	the Registration Statement, which includes a form of prospectus (the “Prospectus”);

(b)	the Indenture dated as of January 28, 2011 between the Company, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of May 6, 2011 between the Company, the Guarantors and the Trustee (together, the “Indenture”);

(c)	specimens of the certificates representing the Exchange Notes;

(d)	the other documents delivered by or on behalf of the Company and the Trustee as of the date hereof in connection with the delivery of the Exchange Notes; and

Great Lakes Dredge & Dock Corporation

August 2, 2011

(e)	copies of certificates and other documents as we deemed necessary to render such opinions.

We have also reviewed originals or copies, identified to our satisfaction, of the following corporate documents (the “Corporate Documents”):

(a)	certified copies of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Third Amended and Restated Bylaws of the Company (the “Bylaws”);

(b)	certified copies of the certificate of incorporation and the bylaws (or similar organizational documents) of each of the Guarantors;

(c)	a certified copy of resolutions adopted by the Board of Directors of the Company on January 16, 2011 and by the Pricing Committee of the Company on January 25, 2011; and

(d)	a certified copy of resolutions adopted by the Board of Directors, Board of Managers or similar governing bodies, as applicable, of each of the Guarantors.

In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons who have executed documents, the completeness and authenticity of all original documents reviewed by us and the conformity to complete and authentic originals of all copies of documents reviewed by us.

With respect to each party to the Transaction Documents other than the Company and the Guarantors, we have assumed that: (a) such party is validly existing or qualified to do business and in good standing in all necessary jurisdictions, has the corporate or other requisite power and authority under all applicable laws and governing documents to execute, deliver and perform its obligations under each Transaction Document to which it is a party, has been duly authorized by all necessary corporate or other action on its part to execute, deliver and perform its obligations under each such Transaction Document, and has executed and delivered each such Transaction Document; and (b) each such Transaction Document constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms. We have also assumed that the Indenture has been qualified under the Trust Indenture Act of 1939, as amended

As to facts material to our opinions, we have relied without independent investigation or verification upon the accuracy of statements and representations of officers and other representatives of the Company and the Guarantors. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts.

Great Lakes Dredge & Dock Corporation

August 2, 2011

Based upon and subject to the foregoing and to the limitations, qualifications and exceptions set forth below, we are of the opinion that when (i) the Registration Statement becomes effective and (ii) the Exchange Notes and the Guarantees have been duly authenticated by the Trustee and executed and delivered by the Company and the Guarantors in accordance with the terms of the Indenture and exchanged for the Outstanding Notes and the guarantees related thereto in accordance with the terms of the Exchange Offer, the Exchange Notes will be validly issued under the Indenture and will constitute binding obligations of the Company and the Guarantees will be validly issued under the Indenture and will constitute binding obligations of the Guarantors.

Our advice on every legal issue addressed in this letter is based exclusively on the federal securities laws of the United States of America and the internal law of the State of New York and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

Our opinions set forth above are qualified by and subject to the effect of: (i) federal and state bankruptcy, insolvency, reorganization, rearrangement, liquidation, receivership, moratorium, fraudulent transfer, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity); (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitation; and (iv) public policy considerations, including those that may limit the rights of parties to enforce certain remedies. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities law, rule or regulation) or the enforceability of Section 10.02(a) of the Indenture (the so-called “fraudulent conveyance or fraudulent transfer savings clause”) (and any similar provision in any other document or agreement) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions “Legal Matters” in the Prospectus. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Great Lakes Dredge & Dock Corporation

August 2, 2011

Please be advised that certain attorneys in the firm own shares of the Company’s common stock.

This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly set forth herein. We disclaim any obligation to notify you of any changes with respect to the matters addressed herein which may occur after the date of this opinion letter.

Very truly yours,

/s/ Neal, Gerber & Eisenberg LLP NEAL, GERBER & EISENBERG LLP

Great Lakes Dredge & Dock Corporation

August 2, 2011

EXHIBIT A

Great Lakes Dredge & Dock Company, LLC

Dawson Marine Service Company

Great Lakes Caribbean Dredging, Inc.

NASDI Holdings Corporation

Fifty-Three Dredging Corporation

NASDI, LLC